Exhibit 1.3


                                    EXHIBIT A

It is hereby resolved to amend the Articles of Association (the "Articles") of Supercom Ltd. as follows:


to amend Article 70 of the Articles to read as follows:     1.

"SUBJECT TO THE PROVISIONS OF THE STATUTES, THE COMPANY MAY EXEMPT AND RELEASE ENTIRELY AND IN ADVANCE EACH OFFICE HOLDER FROM LIABILITY TO ANY DAMAGE SUFFERED AS A RESULT OF HIS BREACH OF THE DUTY OF CARE HE OWES TO THE COMPANY."

to add Article 70A of the Articles as follows:     2.

"(A) SUBJECT TO THE PROVISIONS OF THE STATUTES, THE COMPANY, AS THE BOARD OF DIRECTORS MAY FROM TIME TO TIME DETERMINE, MAY ENTER INTO AN AGREEMENT FOR THE INSURANCE OF ALL OR ANY OF THE LIABILITIES OF AN OFFICE HOLDER FOR ANY ACT DONE BY HIM BY VIRTUE OF BEING AN OFFICE HOLDER, IN RESPECT OF ANY OF THE FOLLOWING:

(I) BREACH OF DUTY OF CARE TOWARDS THE COMPANY OR ANY OTHER PERSON;

(II) BREACH OF FIDUCIARY OBLIGATIONS TOWARDS THE COMPANY, PROVIDED THE OFFICE HOLDER ACTED IN GOOD FAITH, AND HAD REASONABLE GROUND TO ASSUME THAT THE ACT WOULD NOT BE TO THE DETRIMENT OF THE COMPANY;

(III) FINANCIAL LIABILITY IMPOSED ON HIM IN FAVOR OF ANOTHER PERSON.

(B) SUBJECT TO THE PROVISIONS OF THE STATUTES, THE COMPANY MAY INDEMNIFY AN OFFICE HOLDER OF THE COMPANY, POST FACTUM, FOR THE LIABILITY AND EXPENSES SET FORTH IN PARAGRAPHS (I) AND (II) HEREINAFTER THAT WAS INCURRED BY HIM AS A RESULT OF AN ACT DONE BY HIM BY VIRTUE OF BEING AN OFFICE HOLDER:

(I) A MONETARY LIABILITY IMPOSED ON HIM IN FAVOR OF ANOTHER PERSON PURSUANT TO A JUDGMENT, INCLUDING A SETTLEMENT JUDGMENT OR AN ARBITRATOR AWARD APPROVED BY A COURT;

(II) REASONABLE LITIGATION EXPENSES, INCLUDING ATTORNEY'S FEES, INCURRED BY SUCH OFFICE HOLDER OR IMPOSED ON HIM BY A COURT, IN A PROCEEDING BROUGHT AGAINST HIM BY OR ON BEHALF OF THE COMPANY OR BY ANOTHER PERSON OR IN CRIMINAL PROCEEDING FROM WHICH HE WAS ACQUITTED, OR IN CRIMINAL PROCEEDING FROM WHICH HE WAS CONVICTED IN A CRIME THAT IS NOT REQUIRED EVIDENCE OF CRIMINAL MENS REA.


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THE COMPANY MAY ALSO UNDERTAKE IN ADVANCE TO INDEMNIFY AN OFFICE HOLDER FOR SUCH
LIABILITY OR EXPENSES, PROVIDED THAT THE UNDERTAKING BE LIMITED TO TYPES OF EVENTS THAT, IN THE OPINION OF THE BOARD OF DIRECTORS, COULD BE ANTICIPATED AT THE TIME OF THE UNDERTAKING, AND TO AMOUNTS THAT THE BOARD OF DIRECTORS HAS DETERMINED TO BE REASONABLE UNDER THE CIRCUMSTANCES OF THE CASE IN QUESTION."

to add a definition to Article 2 of the Articles as follows:     3.

"OFFICE HOLDERS -- SUBJECT TO THE STATUTES, SHALL INCLUDE: DIRECTOR, GENERAL MANAGER, CHIEF OPERATING OFFICER, DEPUTY GENERAL MANAGER, VICE GENERAL MANAGER, AND ANY OTHER SIMILAR OFFICE HOLDER NOTWITHSTANDING THE FACT THAT HE MAY HAVE A DIFFERENT TITLE AND ANY OTHER MANAGER DIRECTLY RESPONSIBLE TO THE GENERAL MANAGER."